EATON VANCE VARIABLE TRUST
SHAREHOLDER SERVICING AGREEMENT

     This SHAREHOLDER SERVICE AGREEMENT is being entered into as of the 24th day of March, 2011 between EATON VANCE VARIABLE TRUST (the "Trust"), in respect of the Shares of its Portfolios set forth on Schedule A hereto, and Nationwide Financial Services, Inc. (the "Service Organization").

WHEREAS, Service Organization or its designee provide certain contract holder support services to the owners of certain variable annuity contracts and/or variable life insurance policies (collectively, the “Variable Products”) issued by Nationwide Life Insurance Company, and Nationwide Life and Annuity Insurance Company, (collectively, “Nationwide”) through certain Nationwide Variable Accounts; and

WHEREAS, the Portfolios will be included as underlying investment options for the Variable Products issued by Nationwide through the Variable Accounts pursuant to a Fund Participation Agreement previously or contemporaneously entered into by Service Organization and the Trust; and

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

     1.   Pursuant to the terms of this Agreement, the Service Organization, itself, or through other financial institutions or other intermediaries, will provide contractholder support services (including personal services and the maintenance of contractholder accounts) to the Trust and the holders of the Shares of its Portfolios set forth on Schedule A hereto. These services shall include, but are not limited to, the following functions: (i) aggregating and processing purchase and redemption requests and placing net purchase and redemption orders with the Trust’s transfer agent; (ii) providing contractholders with a service that invests the assets of their accounts pursuant to specific or pre-authorized instructions; (iii) processing dividend payments; (iv) providing information periodically to contractholders showing their units and unit values that correspond to the shares of the underlying portfolio; (v) arranging for bank wires; (vi) responding to contractholder inquiries relating to the services performed by it; (vii) providing subaccounting with respect to Shares or the information to the Trust necessary for subaccounting; (viii) if required by law, forwarding contractholder communications from the Trust (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices); (ix) providing office space, equipment, telephone facilities and various personnel, including clerical, supervisory and computer personnel, as necessary or beneficial to establish and maintain contractholder accounts and records; and (x) providing such other similar services as the Trust may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules, regulations, or contract.

     2.   To compensate the Service Organization for the services it provides and the expenses it bears hereunder, the Trust will, on behalf of each Portfolio listed on Schedule A, pay the Service Organization a service fee (the "Service Fee") accrued daily and paid promptly after the last day of each calendar month, at the applicable annual rate set forth on Schedule A of the average daily net assets of the Shares of such Portfolios listed on such Schedule A (computed in the manner specified in the Trust's registration statement, as the same is in effect from time to time, in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions). The Service Fee paid under this Agreement is intended to qualify as a "service fee" as defined in Section 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (or any successor provision) as in effect from time to time. The Service Organization may retain such other financial institutions or other intermediaries as it deems necessary to aid it in the provision of the contractholder support services required to be provided hereunder, and in connection with any such retention may compensate such financial institutions or other intermediaries as it deems appropriate. In no event, however, will the Trust have any liability for payment of the Service Fee to any person other than the Service Organization.

      The Trust agrees that a Service Fee will be paid to Service Organization according to this Agreement with respect to each Portfolio as long as Shares of such Portfolio are held by Variable Accounts.  This provision will survive termination of this Agreement and the termination of the related Fund Participation Agreement with Service Organization.

     3.   This Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year until terminated.  This Agreement is terminable, without penalty, at any time by the Trust (which termination may be by a vote of a majority of the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Agreement (the "Disinterested Trustees") or by the Service Organization upon notice to the Trust.

     4.   Notwithstanding paragraph 3, this Agreement may be terminated at any time, without the payment of any penalty, by the Service Organization, on the one hand, or by the vote of a majority of the Disinterested Trustees, on the other, on not more than thirty (30) days written notice.

     5.   Any agreement entered into pursuant to this Agreement shall be in writing and shall be subject to termination as provided in Section 4.

     6.   This Agreement may be amended at any time (including for the purpose of making modifications to Schedule A hereto) by a written instrument executed by the Service Organization and the Trust.

     7.   This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and is non-assignable by the parties hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date first written above.

                                                                                   EATON VANCE VARIABLE TRUST

                                                                      By:
                                                                      -----------------------------------------------
                                                                      Name:
  Title:

                                                                                  Nationwide

                                                                                   By:
                                                                    -----------------------------------------------
                                                                      Name:
                                                                      Title:
Dated ____________________

SCHEDULE A

ANNUAL RATE

Eaton Vance VT Floating-Rate Income Fund                                                                                                                                       x.xx%

Eaton Vance VT Large-Cap Value Fund                                                                                                                                                x.xx%